Exhibit 10.8

Excerpt from Board of Directors’ Meeting summarizing Robert Saunders’ amended employment agreement

UNANIMOUS CONSENT IN LIEU

OF MEETING

OF BOARD OF DIRECTORS

OF EDGEWATER FOODS INTERNATIONAL, INC.

The undersigned being all of the directors of Edgewater Foods International, Inc., a corporation organized under the laws of the State of Nevada (the “Company”), hereby adopt the following resolutions:

Whereas, the Company’s Compensation Committee (the “Committee”) held a meeting on August 21, 2006 to discuss compensation packages for our current executives, directors and consultants; and,

Whereas, the Committee recommended the following compensation for the Company’s executives, directors and consultants to the Board of Directors:

❖

Robert Saunders (President/CEO/Chairman). Reduce compensation under Mr. Saunder’s employment agreement from $10,000 to $5,000 per month until the Company’s cash flow position improves, at which time the Committee will reconvene and recommend to the Board that Mr. Saunders’ compensation increase back to $10,000 per month.  Discuss with Mr. Saunders the payment terms of the $65,000 deferred compensation from fiscal year 2006 that was to be paid on the closing of at least US $3,500,000 in outside funding.

Resolved, that all of the Compensation Committee’s recommendations, as specified above, are hereby approved.

Dated:  August 22, 2006